Exhibit 10.21

EXECUTION VERSION

[***] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ADMINISTRATIVE SERVICES AGREEMENT

by and between

BLOOM ENERGY CORPORATION,

DIAMOND STATE GENERATION HOLDINGS, LLC

and

DIAMOND STATE GENERATION PARTNERS, LLC

Dated as of April 13, 2012

i

ii

ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”) is made as of this 13th day of April, 2012, by and among DIAMOND STATE GENERATION HOLDINGS, LLC, a Delaware limited liability company (the “Company”), DIAMOND STATE GENERATION PARTNERS, LLC, a Delaware limited liability company (the “Project Company”) and BLOOM ENERGY CORPORATION, a Delaware corporation (the “Administrator”).

PRELIMINARY STATEMENTS

The Company owns 100% of the issued and outstanding membership interests in the Project Company.

Through its ownership of the Project Company, the Company will own an indirect 100% interest in the Portfolio (as defined below).

Concurrently herewith, Clean Technologies II, LLC (“Clean Technologies”) and Mehetia Inc. are entering into that certain Amended and Restated Limited Liability Company Agreement of Diamond State Generation Holdings, LLC (the “Company LLC Agreement”).

The Members of the Company have agreed in the Company LLC Agreement to enter into this Agreement to delegate day-to-day management of the Company to the Administrator, so that in conjunction with the services to be provided by Bloom Energy Corporation under the MESPA and the MOMA, the Administrator shall be deemed a “Qualified Fuel Cell Provider” (as defined in the REPS Act) (“Qualified Fuel Cell Provider”) and the Portfolio shall be deemed a “Qualified Fuel Cell Provider Project” (as defined in the REPS Act) (“Qualified Fuel Cell Provider Project”).

The Company, as sole member of the Project Company (“Sole Member”), has also agreed in the Project Company LLC Agreement to cause the Project Company to delegate day-to-day management of the Project Company to the Administrator.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND USAGE

Section 1.01 Definitions. Unless the context requires otherwise or this Agreement expressly provides otherwise, capitalized terms used in this Agreement have the following meanings and capitalized terms not defined in this Agreement have the meanings given to such terms in Annex I to the Company LLC Agreement:

“Accounting Firm” means any of Deloitte Touche Tohmatsu, Ernst & Young, KPMG International, PricewaterhouseCoopers or any nationally-recognized Affiliate thereof, chosen by the Tax Matters Partner or otherwise approved by Class Majority Vote.

“Administrator” is defined in the Preamble.

“Administration Fee” is defined in Section 4.01(a).

“Agreement” is defined in the Preamble.

“Bloom System” or “Bloom Systems” is defined in the MESPA.

“BOF” is defined in the MESPA.

“Calendar Year” means the calendar year beginning January 1 and ending on December 31, and in the case of the initial Calendar Year, the period beginning on the Initial Funding Date and ending on December 31, 2012.

“Clean Technologies” is defined in the Preliminary Statements.

“Commencement of Operations” is defined in the MESPA.

“Company” is defined in the Preamble.

“Company LLC Agreement” is defined in the Preliminary Statements.

“Credit Documents” has the meaning set forth in the ECCA.

“Documentation” means all written invoices, receipts, billing statements, payment notices, wire receipt and payment notifications, bank statements and other similar written evidence of (i) amounts payable by the Company or the Project Company to any Person and (ii) amounts received or receivable by the Company or the Project Company from any Person, in each case in connection with the Company, Project Company or Portfolio.

“DPL” means Delmarva Power & Light Company, an investor owned utility company regulated by the DPSC.

“DPL Agreements” is defined in the MESPA.

“DPSC” means the Delaware Public Service Commission.

“ECCA” means the Equity Capital Contribution Agreement with respect to the Company, among Clean Technologies II, LLC, the Company, the Project Company and Mehetia Inc., dated as of March 16, 2012.

“Electrical Interconnection Facilities” is defined in the MESPA.

“Emergency Expenditure” is defined in Section 4.01(b).

“Event of Default” is defined in Section 8.01.

“Excluded Expenses” is defined in Section 4.01(b).

“Facility” means the Bloom Systems and the BOF at a Site.

“Gas Tariff” means DPL’s Service Classification “LVG-QFCP-RC” filed for gas service applicable to REPS Qualified Fuel Cell Provider Projects and approved by DPSC in Order no. 8062 dated October 18, 2011, as adopted and supplemented by DPSC’s Findings, Opinion and Order No. 8079, dated December 1, 2011.

“kW” means kilowatt.

“Losses” is defined in Section 9.01(a).

“MESPA” means the Master Energy Server Purchase Agreement between the Project Company and the Seller, dated as of April 13, 2012, as such agreement may be amended, supplemented, or replaced from time to time.

“MOMA” means the Master Operations and Maintenance Agreement between the Project Company and the Operator, dated as of April 13, 2012, as such agreement may be amended, supplemented, or replaced from time to time.

“MW” means megawatt.

“Nonreimbursable Services” shall consist of the following services to be provided with respect to the Company and the Project Company, as applicable: (a) supervision and monitoring of the Service Providers and Seller, (b) bookkeeping and record keeping, (c) overall coordination of the day-to-day operation of the Portfolio and Project Company (including the overall coordination of the performance of the Services), (d) preparing a draft operating budget for the Project Company for consideration and approval by the Managing Member, (e) reporting to and communication with the Managing Member or the Sole Member, as applicable, regarding matters subject to the supervision of the Administrator under this Agreement, (f) preparation and submittal of (i) Documentation, and, in the case of an Emergency Expenditure, oral notification, necessary in order to remit funds of the Company or the Project Company for payment of the Company’s or Project Company’s expenses and (ii) other Documentation necessary to perform the obligations hereunder, (g) depositing funds into the accounts maintained on behalf of the Company and the Project Company pursuant to Section 2.01(w) hereof, (h) payment of the Company’s and Project Company’s expenses, (i) the making of distributions in accordance with the provisions hereof and the Company LLC Agreement or the Project Company LLC Agreement, (j) preparation and submittal of capital contribution draw requests for either the Company or the Project Company, as contemplated by the Company LLC Agreement or the Project Company LLC Agreement, as applicable, (k) preparation and submittal of purchase orders and other work on behalf of the Project Company in connection with ordering Bloom Systems under the MESPA, receiving and accepting, on behalf of the Project Company, title to and all incidents of ownership of those Bloom Systems, as well as such Bloom Systems and parts purchased by the Project Company pursuant to that certain Bill of Sale and Agreement between Project Company and Bloom effective as of December 30, 2011, (l) interacting and communicating with Operator on behalf of the Project Company under the MOMA, (m) interacting and communicating with Seller on behalf of the Project Company under the MESPA, (n) interacting and communicating with, and submitting reports to, DPL on behalf of the Project

Company in connection with or as required under the DPL Agreements and the Tariffs, including without limitation monthly “Actual Heat Rate” (as defined in the QFCP-RC Tariff) performance, all data necessary for DPL to submit to the DPSC the monthly QFCP-RC Tariff pursuant to QFCP-RC Tariff Section F. and the invoice required under QFCP-RC Tariff Section H.2., (o) interacting and communicating with the Department of Treasury or the IRS on behalf of Project Company in connection with the Project Company’s application for the Grant or an Alternative Tax Program in connection with Bloom Systems, including filing any applications, information or other materials in connection therewith; (p) causing the insurance and related obligations required under Section 8.4 of the Company LLC Agreement to be obtained and maintained; (q) using commercially reasonable efforts to cause the Project Company to discharge its obligation to comply with the QFCP-RC Tariff; (r) interacting and communicating, on behalf of the Project Company, with DPL in connection with the Project Company’s development of “Site Preparation Costs” (as defined in the QFCP-RC Tariff); (s) interacting and communicating, on behalf of the Project Company, with PJM under the PJM Agreements; and (t) interacting and communicating, on behalf of the Project Company, with the Lender as required under the Credit Documents.

“Operator” means Bloom Energy Corporation, in its capacity as operator under the MOMA, and its permitted successors and assigns.

“Permits” is defined in the MESPA.

“PJM” means PJM Interconnection, LLC, a regional transmission organization.

“PJM Agreements” is defined in the QFCP-RC Tariff.

“PJM Grid” means the system of transmission lines, distribution lines and associated facilities that have been placed under PJM’s operational control.

“Portfolio” is defined in the MESPA.

“Project Company” is defined in the Preamble.

“Project Company LLC Agreement” means the limited liability company agreement of the Project Company, dated as of April 13, 2012 as such agreement may be amended, supplemented, or replaced from time to time.

“Qualified Fuel Cell Provider” is defined in the recitals.

“Qualified Fuel Cell Provider Project” is defined in the recitals.

“QFCP-RC Tariff” means DPL’s Service Classification “QFCP-RC” for REPS Qualified Fuel Cell Provider Projects as approved by DPSC in Order no. 8062 dated October 18, 2011, as adopted and supplemented by DPSC’s Findings, Opinion and Order No. 8079, dated December 1, 2011.

“REPS Act” means the Renewable Energy Portfolio Standards Act, as amended by S.B. 124, enacted July 10, 2011 (Title 26, Chap. 1, section 351 et seq. of the Code of the State of Delaware).

“Seller” means Bloom Energy Corporation, in its capacity as seller under the MESPA.

“Service Provider” means each third party hired by the Company or the Project Company to perform fiscal, administrative or other services for the Company or the Project Company, including the Operator.

“Services” means the responsibilities of the Administrator under Article II.

“Site” is defined in the MESPA.

“Sole Member” is defined in the recitals.

“Tariffs” means the QFCP-RC Tariff and the Gas Tariff.

“Term” is defined in Section 7.01.

ARTICLE II

RESPONSIBILITIES

Section 2.01 Administrator’s Responsibilities. During the Term, the Administrator shall provide the following Services on behalf of the Company and the Project Company:

(a) Supervise and monitor, in accordance with the Prudent Operator Standard, (i) the Service Providers with respect to their performance of services for the Project Company, including maintenance, diagnostic, warranty and remedial obligations thereof (including performance by the Operator of its obligations under the MOMA), and (ii) the Seller with respect to its installation of the Facilities and the sale of Bloom Systems to the Project Company, including warranty and remedial obligations thereof;

(b) Where necessary or desirable, at the Company’s or the Project Company’s sole expense, as applicable, (i) subject to Section 4.01(c), taking of such actions as are necessary to enforce each Service Provider’s or Seller’s compliance with its obligations to the Company or Project Company and (ii) subject to Section 4.01(c) and the requirement that Major Decisions require the authorization of the Members as provided in the Company LLC Agreement, hiring, firing and/or replacing any Service Provider;

(c) Supervise and monitor (i) the installation of the Facilities and the purchase of Bloom Systems by Project Company under the MESPA and (ii) (and, with respect to such activities that are not required to be performed by the Operator under the MOMA, causing to be performed) day-to-day operations, maintenance and repair activities with respect to the Facilities, including planned and unplanned maintenance and repairs to the Facilities and coordinate all such activities with those of the Operator, the Seller, DPL and PJM, as applicable, including, without limitation, outages, unavailability, etc. and represent the Project Company in local community relations (including assisting in the coordination of public statements regarding the Project Company and the Company); provided, however, that the Administrator shall not be permitted to hire any employees on behalf of the Company or the Project Company;

(d) (i) Prepare and promptly pay, or cause to be paid, on behalf of the Project Company, all expenses incurred by the Project Company or that are due and payable under Material Contracts to which the Project Company is a party and all other contracts to which the Project Company is party and (ii) subject to the expenditure limitations contained in the Project Company LLC Agreement and the Company LLC Agreement and adopted or implemented by the Sole Member of the Project Company or the Members, as applicable, purchase or lease, at the sole expense (but subject to Section 4.01(c)) of the Project Company, of any materials, supplies and equipment necessary for (A) the performance of the services for the Project Company, (B) operation and maintenance services for the Project Company or (C) the sale of Energy, Capacity and other Products by the Project Company in accordance with the QFCP-RC Tariff (and as such terms are defined in the QFCP-RC Tariff); provided that nothing herein shall imply any duty of the Administrator under any circumstances to expend its own funds in payment of the expenses of the Company or the Project Company;

(e) In accordance with and subject to the provisions of the Company LLC Agreement (i) effect election of a Grant on behalf of the Project Company with respect to the Bloom Systems, or if, based on written instructions from the Managing Member of the Company (and if, for the avoidance of doubt, the consent of the required percentage of Class B Members to claim an Alternative Tax Program other than the Grant has been received by the Managing Member pursuant to the Company LLC Agreement), the Grant is not available with respect to certain Bloom Systems, effect an election under or claim of any Alternative Tax Program with respect to the Bloom Systems, (ii) prepare and file Grant Applications and any post-Grant administrative matters or applications under any Alternative Tax Program on behalf of the Project Company, and (iii) use commercially reasonable efforts to structure the Project Company’s contracts and business affairs in a way that is intended to maximize the number of Bloom Systems that qualify for the Grant or, if based on written instructions from the Managing Member of the Company the Grant is unavailable as described in clause (i) above, an Alternative Tax Program;

(f) Prepare and promptly pay, on behalf of the Company, any amounts required to be paid by the Company under the Material Contracts to which the Company is a party; provided that nothing herein shall imply any duty of the Administrator under any circumstances to expend its own funds in payment of the expenses of the Company;

(g) Maintain major maintenance and other reserves for the Company, the Project Company or the Portfolio from time to time as directed by, and upon terms established by, the Company or the Managing Member or under the Credit Documents;

(h) Remit from funds of the Company or the Project Company amounts in payment of the expenses of the Company or the Project Company, respectively;

(i) In accordance with and subject to the provisions of the Company LLC Agreement, maintain complete and accurate financial books and records of the operations of the Company and the Project Company on an accrual basis in accordance with prudent business practices and GAAP and make such books and records available for inspection and copying during normal business hours on its premises, upon reasonable prior notice, by any Member, any designee of a lender to a Member, or any other Person authorized by the Managing Member to inspect or copy such books and records, subject to appropriate confidentiality safeguards;

(j) In accordance with and subject to the provisions of the Company LLC Agreement, maintain at the Company’s and Project Company’s principal office and permit access thereof to the Project Company, the Company and any Member during normal business hours (i) true and full information regarding the status of the financial condition of the Company and the Project Company, including any financial statements that are available, until the statute of limitations expires on any IRS audit of the Company or Project Company tax year to which such information and financial statements relate; (ii) minutes of the proceedings of the Members; (iii) promptly after becoming available, copies of the federal, state, and local income tax returns of the Company and the Project Company for each year (including information to support any Grant application claim); (iv) a current list of the name and last known business, residence or mailing address of each Member of the Company and the Project Company and the Administrator; (v) a copy of the Company LLC Agreement, the Company’s Certificate of Formation, the Project Company LLC Agreement, the Project Company’s Certificate of Formation, and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which the Company LLC Agreement, the Company’s Certificate of Formation, the Project Company LLC Agreement, the Project Company’s Certificate of Formation, and all amendments thereto have been executed and copies of written consents of Members; (vi) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property and services contributed by each Member, and the date upon which each became a Member; (vii) copies of records that would enable a Member to determine the Member’s relative shares of the Company’s distributions and the Member’s relative voting rights; (viii) all records related to the production by and sale of Energy, Capacity and other Products (as such terms are defined in the QFCP-RC Tariff) from the Bloom Systems/Portfolio; and (ix) all statements and documents required by the Guidance (including, but not limited to, invoices, supply agreements and other documents used to establish the 5% safe harbor pursuant to the Guidance, as well as energy production information and financial and accounting records sufficient to demonstrate that the Grant was properly obtained in accordance with the Guidance and any other documents needed to comply with the Guidance rules and annual reporting requirements) and access to records requirements, and documents needed for the completion of annual Portfolio performance reports (including information regarding annual energy production and number of jobs retained) and recapture certification;

(k) Perform on behalf of the Company and Project Company all reporting and other routine management responsibilities reasonably believed by the Administrator to be required under the Material Contracts and other agreements to which the Company or Project Company is a party, including representing the Company and the Project Company in ordinary course business matters with third parties arising thereunder;

(l) Perform on behalf of the Company and the Project Company all routine administrative services reasonably required in connection with maintaining the Company’s and the Project Company’s existence and operations, such as the filing of limited liability company reports;

(m) Notify the Managing Member, the Members (and Lenders, if applicable) of any variance or anticipated variance in the aggregate expense amount for the Company in any Calendar Year by [***] or more from the amount set forth in the applicable Annual Budget, promptly after learning of such variance or anticipated variance;

(n) (i) Provide such readily available information to the Members as they may reasonably request from time to time and (ii) subject to site rules established by the Company or the Project Company, provide access as reasonably requested for the Members and their personnel and accompanied guests to the Facilities;

(o) Advise the Company and the Project Company to engage Service Providers as reasonably believed by the Administrator to be necessary or desirable, or as instructed by the Managing Member with respect to the Company or the Sole Member of the Project Company with respect to the Project Company, to represent or perform services for the Company or the Project Company which are not being performed by the Operator under the MOMA; provided that, such engagement must not prevent or disqualify the Administrator/Operator from being deemed a Qualified Fuel Cell Provider and the Portfolio being deemed a Qualified Fuel Cell Provider Project in accordance with the REPS Act;

(p) (i) Procure and maintain all required Permits, prepare and submit all filings of any nature which are required to be made thereunder and represent the Company and the Project Company in matters with governmental authorities relating thereto, and (ii) prepare and submit, or cause to be prepared and submitted, all filings and notices of any nature which are required to be made by the Company or the Project Company under the terms of any Permits held by the Company the Project Company or any laws, regulations or ordinances applicable to the Company, Project Company or the Facilities or as required under the ECCA;

(q) Not take any affirmative action as would cause the Company or the Project Company in any material respect to violate any federal, state or local laws and regulations, including Environmental Laws, and to the extent that the Administrator has knowledge of any such existing or prospective violation take, or direct Service Providers to take, commercially reasonable actions, at the sole expense (but subject to Section 4.01(c)) of the Company or the Project Company (unless such existing or prospective violation arises from breach of the Administrator’s duties hereunder), to redress or mitigate any such violation;

(r) (i) Give prompt written notice to the Members and the Company or Member of the Project Company of any litigation, material disputes with governmental authorities, or material force majeure events under the Material Contracts and material losses suffered by the Portfolio promptly after learning of the same, (ii) furnish to the Managing Member and the Members of the Company or the Sole Member of the Project Company, as applicable, or direct a Service Provider to so furnish, copies of all material documents furnished to the Company, the Project Company or the Administrator by any governmental authority or furnished to any governmental authority by the Company or the Project Company, and (iii) provide documents relating to Material Contracts or the Administrator’s responsibilities hereunder reasonably requested by the Lenders, subject to compliance with any applicable confidentiality restrictions;

[***] Confidential Treatment Requested

(s) Notify the Members within five (5) Business Days of obtaining actual knowledge of any (i) notice of default delivered by a party to a Material Contract to the Project Company, the Administrator or the Managing Member or (ii) default by a party to a Material Contract (other than the Project Company, the Administrator or any Affiliate thereof) under such Material Contract, in the case of either (i) or (ii), which default could reasonably be expected to cause material harm to the Company or the Project Company; provided that, with respect to a notice of default or any default by any party under the Credit Documents, the Administrator shall notify the Members within one (1) Business Day of obtaining actual knowledge thereof;

(t) In accordance with and subject to the provisions of the Company LLC Agreement, submit for approval of the Managing Member (or, if required under the terms of the Company LLC Agreement, for approval by a Majority Vote or Class Majority Vote), a proposed Annual Budget;

(u) Perform and discharge all responsibilities and functions assigned to the Administrator under or pursuant to the Company LLC Agreement as in effect as of the date hereof (or as amended and accepted by the Administrator) in accordance with the terms set forth in the Company LLC Agreement;

(v) Prepare, or cause to be prepared, each of the reports, updated schedules and notices required to be prepared pursuant to the Company LLC Agreement and the Credit Documents and deliver such reports, updated schedules and notices to the Company and any Member or such other Person to whom any such report, schedule or notice is to be provided under the terms of the Company LLC Agreement and Credit Documents within the time periods specified therein;

(w) Maintain, in the name and for the exclusive benefit of the Company or the Project Company, accounts at one or more banks or other financial institutions for the deposit of all funds received by the Company or the Project Company during the Term, and invest such funds in accordance with the investment provisions of the Company LLC Agreement or the Project Company LLC Agreement and the Credit Documents; provided, that nothing herein shall imply any guarantee or undertaking by the Administrator with respect to the collection of amounts due to the Company or the Project Company or return on such investments;

(x) In accordance with and subject to the provisions of the Company LLC Agreement (i) prepare and file or cause to be prepared and filed by an Accounting Firm on behalf of the Company and the Project Company, on a timely basis, all federal, state and local income tax returns and related information and filings required to be filed by the Company and the Project Company or deliver to the Members such tax returns pursuant to the Company LLC Agreement, including each Member’s IRS Form K-1, and (ii) pay out of the Company’s or the Project Company’s funds, as applicable, all taxes and other governmental charges shown to be due thereon before they become delinquent and make all federal, state and local income tax elections in accordance with the provisions of the Company LLC Agreement or the Project Company LLC Agreement, as applicable;

(y) Promptly inform the Company and the Members of any proposed action or decision that arises which constitutes a Major Decision under the Company LLC Agreement and not take or permit any such action or decision without the prior required consent of the Members by Class Majority Vote in accordance with the Company LLC Agreement, except, solely with respect to Major Decisions, as is otherwise permitted by the provisions of Section 8.3 of the Company LLC Agreement;

(z) In accordance with and subject to the provisions of the Company LLC Agreement if so instructed by the Tax Matters Partner (i) direct the defense of any claims made by the IRS to the extent that such claims relate to the adjustment of Company items at the Company level, (ii) promptly deliver to each Member a copy of all notices, communications, reports and writings received from the IRS relating to or potentially resulting in an adjustment of Company items, (iii) promptly advise each Member of the substance of any conversations with the IRS in connection therewith and keep the Members advised of all developments with respect to any proposed adjustments that come to its attention; (iv) provide each Member with a draft copy of any correspondence or filing to be submitted by the Company in connection with any administrative or judicial proceedings relating to the determination of Company items at the Company level reasonably in advance of such submission; (v) incorporate all reasonable changes or comments to such correspondence or filing requested by any Member; (vi) provide each Member with a final copy of correspondence or filing; and (vii) provide each Member with notice reasonably in advance of any meetings or conferences with respect to any administrative or judicial proceedings relating to the determination of Company items at the Company level (including any meetings or conferences with counsel or advisors to the Company with respect to such proceedings);

(aa) Prepare (or cause to be prepared) the financial statements required to be prepared pursuant to the Company LLC Agreement or the Project Company LLC Agreement, as applicable, within the time periods specified therein;

(bb) Make distributions out of Company Distributable Cash as provided under the relevant provisions of the Company LLC Agreement or the Project Company LLC Agreement;

(cc) Apply the proceeds of any Member Loan received by the Project Company to effecting a cure of any event of default under the Credit Documents;

(dd) At the Company’s sole expense, cause the Project Company to obtain and maintain insurance meeting the requirements of Exhibit A hereto and all other coverage to be maintained on behalf of the Project Company, the Portfolio and the Material Contracts and as otherwise authorized or directed by the Managing Member;

(ee) Make draws under any working capital facilities or credit facilities for the Company or the Project Company, as applicable, and cause such funds to be deposited into the Company’s or the Project Company’s, as applicable, accounts and in accordance with such working capital facilities’ or credit facilities’ documentation;

(ff) Establish and administer any escrow arrangements to which the Company or the Project Company is a party, including those for the refund of canceled Bloom Systems as provided in the MESPA, as well as any letters of credit, bonds or other similar support instruments posted by the Company or the Project Company relating to the Portfolio;

(gg) Notify the Managing Member promptly of the receipt of any communication as to any deficiencies in the Company’s or Project Company’s accounting practices from the Accounting Firm, or of the resignation of an Accounting Firm;

(hh) Maintain a register of membership interests of the Company and record therein any (i) transfers of membership interests made in accordance with the terms of the Company LLC Agreement and (ii) security interests of a secured party pursuant to any security interest permitted under the Company LLC Agreement;

(ii) Prepare equity contribution notices (and accompanying documentation) in accordance with the Company LLC Agreement, and deliver them to the Managing Member and each Member of the Company;

(jj) Prepare and submit purchase orders and perform other work on behalf of the Project Company in connection with ordering Bloom Systems under the MESPA, including interacting and communicating with Seller on behalf of the Project Company under the MESPA;

(kk) Upon receipt of a Delivery Notice (as defined in the MESPA) from Seller and confirmation from the Managing Member that the conditions set forth in Section 4.4 of the Company LLC Agreement have been satisfied, deliver notice, as contemplated in Section 2.1(d) of the MESPA, to Seller on behalf of Project Company confirming the Project Company’s continued intent to purchase the System described in the Delivery Notice; and

(ll) Perform such other (i) administrative tasks related to and consistent with the scope of the Services described herein and in the Company LLC Agreement and in the Project Company LLC Agreement, as the Managing Member in respect to the Company and the Sole Member of the Project Company in respect to the Project Company may reasonably request from time to time and (ii) necessary functions or responsibilities, which when taken together with those in the MOMA qualify the Administrator as an Qualified Fuel Cell Provider and the Portfolio as a Qualified Fuel Cell Provider Project.

Section 2.02 Separateness. The Administrator shall maintain its existence separate and distinct from any other Person, including maintaining in full effect its existence, rights and franchises as a corporation under the laws of the State of Delaware and obtaining and preserving its qualification to do business in each jurisdiction in which such qualification is or will be necessary to protect the validity and enforceability of this Agreement.

Section 2.03 Operating Budget. Administrator shall operate and maintain the Portfolio, or cause the Portfolio to be operated and maintained, within amounts for (a) any Operating Budget Category (as defined in the Credit Documents) not to exceed 110% (on a year-to-date basis) and (b) for all Operating Budget Categories not to exceed 105% (on a year-to-date basis), in each case of the amounts budgeted therefor as set forth in the then-current Annual Operating Budget (as defined in the Credit Documents)

ARTICLE III

STANDARD OF PERFORMANCE

Section 3.01 Standard of Performance. The Administrator shall perform the Nonreimbursable Services and the Services in accordance with applicable law and the Prudent Operator Standard; provided that the Administrator shall be deemed to have satisfied its duties in respect of any specific matter or circumstance requiring interpretation, application, or enforcement of Material Contracts, by relying conclusively on the advice of qualified legal counsel and/or qualified industry consultants engaged to advise the Project Company with respect to such matter or circumstance; and provided, further, that it shall not be a breach of the Prudent Operator Standard and the Administrator shall not be responsible hereunder for the gross negligence or willful misconduct of, or breach of contract by, any Service Provider engaged by the Administrator pursuant to a contract that requires such Service Provider to perform its duties in accordance with the Prudent Operator Standard and if such Person is sufficiently qualified to perform such duties and the Administrator is diligent in its oversight of such Persons; provided that (i) the immediately foregoing proviso shall not be applicable to any agreement with Clean Technologies or an Affiliate of Clean Technologies (and if such an agreement shall be with Clean Technologies or an Affiliate of Clean Technologies, then the Administrator shall continue to be bound by the Prudent Operator Standard), (ii) the Administrator shall be obligated to administer the agreements to which the Company is a party in accordance with their respective terms, and (iii) the Administrator shall be obligated to enforce the Material Contracts in accordance with their respective terms upon the gross negligence, willful misconduct or breach of contract of the counterparty to any such Material Contract. Without limiting the foregoing, in its performance of the obligations described in the immediately preceding clause (ii), the Administrator may enter into any settlement of claims, litigation or arbitration relating to the agreements described therein unless such settlement constitutes a Major Decision for which approval is first required as provided in Section 8.3 of the Company LLC Agreement. It is understood and agreed by the Company, the Project Company, and the Administrator that the Administrator is not guaranteeing or undertaking, in its capacity as Administrator, to procure any financial or other outcome with respect to the Company or the Portfolio, or providing any guarantees relating to the performance of the Portfolio.

Section 3.02 No Liability. The Administrator shall have no liability under this Agreement for (a) failure to take actions which it is not obligated to take pursuant to this Agreement and as to which it has requested the consent of the Managing Member (and/or the applicable Members where consent of any Members other than or in addition to the Managing Member is required under the Company LLC Agreement) for the Administrator to perform such actions if such consent is not timely given (including actions requiring a variance from the Annual Budget for which a request for variance by the Administrator has been made and not timely approved), or (b) actions taken at the direction of the Managing Member in accordance with the terms of the Company LLC Agreement (and/or the applicable Members where consent of any Members other than or in addition to the Managing Member is required under the Company LLC Agreement), or (c) failure to take actions requiring the expenditure of Company or Project Company funds in accordance with the Annual Budget if such funds are not available (for reasons other than a failure of the Administrator to provide, or cause a third party to provide, the Nonreimbursable Services or Services, as applicable, in accordance with this Agreement).

ARTICLE IV

COMPENSATION AND PAYMENT

Section 4.01 Administration Fee; Expenses. (a) The annual administration fee owed by the Company to the Administrator for the Services shall be an amount equal to $1,100 per each 50 kW of Nameplate Capacity with respect to a Bloom System as of the date such Bloom System has achieved Commencement of Operations, and the annual administration fee owed by the Project Company to the Administrator for the Services shall be an amount equal to $1,100 per each 50 kW of Nameplate Capacity with respect to a Bloom System as of the date such Bloom System has achieved Commencement of Operations (such administrative fees, together, the “Administration Fee”), due in equal monthly installments (pro-rated, if applicable, for the first month after the execution of this Agreement). The parties acknowledge that the Administration Fee is a fair price, negotiated at arms-length, for the Services.

(b) In connection with matters within the Annual Budget, and matters outside of the parameters of the Annual Budget but authorized pursuant to this Section 4.01 the Company will reimburse the Administrator from the Company’s funds for the following expenses (other than any such expenses that constitute Excluded Expenses): (i) all reasonable out-of-pocket expenses of Administrator’s personnel performing work in the capacity as Administrator, (ii) all Emergency Expenditures and (iii) reasonable expenses of unaffiliated third parties (other than any such Persons performing Nonreimbursable Services) which, for the convenience of the Company or the Project Company, perform services by contract with the Administrator rather than directly with the Company or the Project Company, as applicable, provided that the Members have consented to such arrangement. For purposes of this Section 4.01(b), (x) “Excluded Expenses” shall mean costs incurred by Administrator in employing its personnel (other than amounts payable to its personnel as described in clause (i) above), including costs associated with wages, benefits, workers’ compensation insurance and home office expenses and costs incurred to retain Persons to perform Nonreimbursable Services, and (y) an “Emergency Expenditure” shall mean an expense with respect to the Company, the Project Company or the Portfolio that is not included in the Annual Budget and which is incurred, in the reasonable judgment of the Administrator, to avoid or to mitigate a risk of physical injury to any Person or property, or a violation of law and with respect to which there is not a reasonable opportunity to convene a meeting of the Members in order to obtain prior approval of the expense. The Administrator shall give prompt written notice to the Members of any Emergency Expenditure. Notwithstanding any of the foregoing, for the avoidance of doubt, to the extent an obligation of the Administrator is expressly to be performed at the sole expense of the Company or the Project Company, is not in violation of the express terms of this Agreement, and is not a Nonreimbursable Service, the Administrator shall be reimbursed by the Company or the Project Company, as applicable, for any amount (other than Excluded Expenses) expended from its own funds to perform such obligations.

(c) If the Administrator engages any third party to perform any Nonreimbursable Services, it shall be responsible for paying any fees and expenses of such third party and shall not be able to seek reimbursement therefor.

(d) The Administrator shall obtain the Managing Member’s prior written approval before incurring any expenses that collectively exceed the aggregate expense amount provided in the Annual Budget by [***] in any Calendar Year; provided, however, that consent shall not be required (i) as to any Emergency Expenditure, or (ii) for reimbursement of the Administrator for any reasonable expense of an unaffiliated Service Provider (other than a Service Provider

[***] Confidential Treatment Requested

providing Nonreimbursable Services) that, for the convenience of the Company or the Project Company, performs services by contract with the Administrator rather than directly with the Company or the Project Company.

Section 4.02 Billing and Payment. Within fifteen (15) days following the Administrator’s submission of an invoice to the Managing Member of the Company reflecting (i) any expenses due and payable by the Company or the Project Company (and including invoices and other material identifying and substantiating, in reasonable detail, the nature of such expenses and the basis for reimbursement thereof), and (ii) the monthly portion of the Administration Fee due and payable by the Company or the Project Company, as applicable, (and including invoices and other material identifying and substantiating, in reasonable detail, the nature of such costs and the basis for reimbursement):

(a) The Managing Member of the Company or, as applicable, the Sole Member of the Project Company, shall approve such payment to the Administrator of the (i) expenses and (ii) the portion of the Administration Fee specified in such invoice, less any portion of such expenses and Administration Fee that is disputed in good faith by a Member; provided that any invoiced amount incurred in accordance with the Annual Budget shall be deemed approved and shall be paid unless the Managing Member or Member, as applicable, shall dispute in good faith such payment for reasons unrelated to the Annual Budget; and

(b) The parties shall attempt to resolve any such disputed portion in accordance with Article VI hereof and any amount owed hereunder which remains unpaid more than ten (10) days after the date such amount is due and payable under this Agreement shall accrue interest at the lesser of a monthly rate of one and five-tenths percent (1.5%) or the highest rate permissible by law, with such interest beginning to accrue from the first (1st) day after such amount became due and payable.

Section 4.03 Records. The Administrator shall retain copies of invoices submitted by it under Section 4.02, and of any third party invoices or similar documentation contained or reflected therein, for a minimum period of three (3) years or such longer period as required by applicable law. Records maintained by the Administrator pursuant to this Section 4.03 shall be the property of the Company or the Project Company, as applicable, and shall not be destroyed, unless the Company or the Project Company, as applicable, shall have consented to such destruction in writing or declined in writing to accept possession of the records after the Administrator has advised the Company or the Project Company, as applicable, that the records will be destroyed.

ARTICLE V

DELAYS

Section 5.01 Conditions. If the Administrator becomes aware of any event or circumstance that could prevent its performance of any of its obligations hereunder, the Administrator shall give prompt notice thereof to the Managing Member of the Company or the Sole Member of the Project Company, as applicable.

Section 5.02 Mitigation of Delay. The Administrator shall attempt in good faith to minimize any such delay in performance of its obligations hereunder, provided, however, that the Administrator shall not be obligated to undertake or perform any actions which are prohibited by contract or any applicable law or that would expose the Administrator to any material risk of liability or to any expense for which the Administrator is entitled to reimbursement or indemnification hereunder and which is not reasonably expected to be promptly reimbursed or indemnified hereunder.

ARTICLE VI

DISPUTE RESOLUTION

Section 6.01 Procedure.

(a) The parties shall attempt, in good faith, to resolve or cure all disputes, controversies or claims relating to this Agreement by mutual agreement in accordance with this Article VI before initiating any legal action or attempting to enforce any rights or remedies hereunder (including termination), at law or in equity (regardless of whether this Article VI is referenced in the provision of this Agreement which is the basis for any such dispute).

(b) If a party hereto believes that a dispute, controversy or claim under this Agreement has arisen, such party shall within ten (10) days after such dispute, controversy or claim arises, give notice thereof to the other affected party or parties hereto and the Managing Member of the Company, with respect to disputes involving the Company, or the Sole Member of the Project Company, with respect to disputes involving the Project Company, which notice shall describe in reasonable detail the basis and specifics of the dispute, controversy or claim. A meeting or conference call shall be held promptly, and in no case later than five (5) days following delivery of such notice, attended by representatives of the parties with decision-making authority regarding the dispute, controversy or claim to attempt in good faith to negotiate a resolution.

(c) If, within twenty-one (21) days following the meeting required pursuant to Section 6.01(b), the affected parties are unable to resolve the dispute, any affected party may pursue whatever rights it has available under this Agreement, at law or in equity.

ARTICLE VII

COMMENCEMENT AND TERMINATION

Section 7.01 Term. Except as otherwise provided in this Agreement, this Agreement shall commence on the date hereof and remain in full force and effect until the date that is twenty-one (21) years and six (6) months following the date on which Commencement of Operations (as defined in the MESPA) occurs for the last System in the Portfolio (the “Term”). In connection with the expiration of the Term or any termination pursuant to Section 7.02, the Administrator shall cooperate with all reasonable requests of the Company or the Project Company, as applicable, in connection with the transition of Services performed by Administrator (including the transferring of the records in Administrator’s possession) to the entity selected by the Company to undertake the Services.

Section 7.02 Resignation of Administrator; Termination After Specified Transfer.

(a) The Administrator may resign at any time following the sale of Clean Technologies to a non-Affiliate of Administrator or a Transfer of all Class A Membership Interests held by Clean Technologies or an Affiliate of Clean Technologies made in accordance with the Company LLC Agreement, by giving not less than thirty (30) days prior written notice of such resignation to the Company and the Project Company; provided that Administrator’s resignation shall become effective only upon the appointment of a successor pursuant to the terms of the Company LLC Agreement that assumes (or causes an Affiliate to assume) the duties of the Administrator hereunder or that has engaged a Person that is recognized nationally as having substantial experience managing and operating fuel cell power facilities or if such transferee has engaged such an experienced and recognized company to manage the Company and the Project Company, at substantially the same cost as under this Agreement.

(b) At any time following the sale of Clean Technologies to a non-Affiliate of Administrator or a Transfer of all Class A Membership Interests held by Clean Technologies or an Affiliate of Clean Technologies, the Project Company and the Company may terminate this Agreement by giving not less than one (1) day prior written notice of such termination to the Administrator.

Section 7.03 Early Termination. This Agreement may not be terminated prior to the end of the Term except:

(a) by mutual agreement of the parties; or

(b) pursuant to Section 7.02, 8.02 or 8.03.

Section 7.04 Replacement of Agreement. Notwithstanding anything to the contrary in this Agreement and in furtherance of continuing qualification under the QFCP-RC Tariff, in the event of the early termination of this Agreement pursuant to Section 7.03 hereof, Bloom Energy Corporation agrees to use its best efforts and cooperate with the Company and the Project Company to facilitate the Company and the Project Company entering into a new agreement with a third party administrator governing administrative services to be provided to the Company and the Project Company on terms substantially similar to the terms of this Agreement.

ARTICLE VIII

DEFAULT

Section 8.01 Event of Default. Subject to the provisions of Article VI (Dispute Resolution), each of the following events shall be an event of default (“Event of Default”) under this Agreement regardless of the pendency of any bankruptcy, reorganization, receivership, insolvency or other proceeding which has or might have the effect of preventing such party from complying with the terms of this Agreement:

(a) Failure by a party hereto to make any payment required to be made hereunder, if such failure shall continue for twenty (20) days after written notice thereof has been given to the non-paying party; or

(b) If there shall occur (i) any failure by the Administrator to comply in any material respect with any term, provision or covenant of this Agreement (other than a failure addressed by another paragraph of this Section 8.01), or (ii) a gross dereliction by the Administrator of its duties under this Agreement, and such failure or act described in clause (i) or (ii) continues for thirty (30) days after receipt by the Administrator of written notice of such breach; or

(c) Failure by the Company or the Project Company to comply in any material respect with any term, provision or covenant of this Agreement (other than a failure addressed by another paragraph of this Section 8.01), and such failure continues for thirty (30) days after receipt by the Company or the Project Company of written notice of such breach.

Section 8.02 Bankruptcy. Subject to the rights or remedies it may have, any party hereto shall have the right to terminate this Agreement, effective immediately, if, at any time, any other party hereto (or, in the case of the Administrator, any Person that Controls the Administrator) shall file a voluntary petition in bankruptcy, or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute or law relating to bankruptcy, insolvency, or other relief for debtors, whether federal or state, or shall seek, consent to, or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such party or of all or any substantial part of its properties, or a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such party seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute or law relating to bankruptcy, insolvency or other relief for debtors, whether federal or state, and such party shall consent to or acquiesce in the entry of such order, judgment or decree, or the same shall remain unvacated and unstayed for an aggregate of sixty (60) days from the date or entry thereof, or any trustee, receiver, conservator or liquidator of such party or of all or any substantial part of its properties shall be appointed without the consent of or acquiescence of such party and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days. The terms “acquiesce” and “acquiescence”, as used herein, include, but are not limited to, the failure to file a petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within the time specified by law.

Section 8.03 Remedies. If an Event of Default occurs and is continuing hereunder, then this Agreement may be terminated immediately by the non-defaulting party, without obligation to or recourse by the defaulting party. If a termination pursuant Section 8.02 or this Section 8.03 occurs, the terminating party shall have all rights and remedies allowed at law or in equity, subject however, to the specific limitations of liability set forth in Article IX. Any termination of this Agreement by the Administrator for nonpayment or default by the Company or the Project Company, respectively, shall not result in termination of this Agreement by the Administrator as to the Project Company or the Company, respectively, as the case may be; and in such event, the Administrator shall continue performing hereunder for the nondefaulting counterparty.

ARTICLE IX

INDEMNIFICATION AND LIMITATION OF DAMAGES

Section 9.01 Indemnification.

(a) To the extent not otherwise covered by insurance and to the extent not prohibited by law, the Company and the Project Company each shall indemnify and hold harmless the Administrator, its officers, directors, employees, and Affiliates, from and against all losses, claims, demands, damages, costs, expenses of any nature (including, but not limited to, reasonable attorneys’ fees and disbursements) or liabilities (or actions, suits or proceedings including any inquiry or investigation or claims in respect thereof), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative, arbitral or investigative (collectively, “Losses”) which are being incurred in its capacity as the Administrator and are resulting from or arising out of the Administrator’s performance of its obligations hereunder with respect to the Company or Project Company, respectively; provided, however, that the Administrator shall not have the right to be so indemnified for Losses arising out of or relating to the negligence or willful misconduct of the Administrator, Seller, Operator or any of their Affiliates or their respective subcontractors, or a breach of its or their obligations under this Agreement or other agreement with either the Project Company or the Company or for which any of such Persons are obligated to indemnify the Project Company, the Company or any Member (for the purposes of this Section 9.01(a), the Administrator shall not be deemed to be an “Affiliate” of the Company).

(b) To the extent not otherwise covered by insurance and to the extent not prohibited by law, subject to the specific limitations of liability set forth in this Article IX, the Administrator shall indemnify and hold harmless the Company and the Project Company, its officers, directors, employees and Affiliates from and against all Losses resulting from or arising out of the Administrator’s performance of its obligations hereunder; provided, however, that the Company or the Project Company shall not have the right to be so indemnified for Losses arising out of or relating to the negligence or willful misconduct of the Company or the Project Company, or their respective Affiliates, officers, directors, and employees, if any, or a breach of the Company’s or the Project Company’s obligations under this Agreement (for the purposes of this Section 9.01(b), the Administrator shall not be deemed to be an “Affiliate” of the Company).

(c) Exclusion of Consequential Damages. Neither the Administrator, in such capacity, nor the Company, nor the Project Company, nor any of their officers, members, employees or Affiliates shall be liable for punitive, consequential, special, indirect or exemplary damages of any nature including, but not limited to, damages for lost profits or revenues or the loss or use of such profits or revenues, loss by reason of plant shutdown or inability to operate at rated capacity, increased operating expenses of plant or equipment, increased costs of purchasing or providing equipment, materials, labor, services, costs of replacement power or capital, debt service fees or penalties, inventory or use charges, damages to reputation, damages for lost opportunities, or claims of any of the customers, members or affiliates of the Project Company or the Company, regardless of whether said claim is based upon contract, warranty, tort (including negligence and strict liability) or other theory of law; provided that if (i) the Project Company is unable to claim the Grant, or, if the Grant is not available, the Project Company, the Company or the Members are unable to obtain the benefits of an Alternative Tax Program, (ii) the Grant or any Alternative Tax Benefit is recaptured or (iii) the allocation of the Grant or any Alternative Tax Benefit is deemed to be an item of federal taxable income because a representation or warranty made by the Administrator is false in any respect when made or deemed made or because the Administrator breaches any covenant, obligation or agreement, the amount of the Grant or Alternative Tax Benefit that is lost or recaptured (together with any federal tax detriment suffered by the Class B Members as a result of such loss or recapture) will be recoverable as direct damages and will not constitute consequential, punitive, special, incidental or exemplary damages.

Section 9.02 Aggregate Liability. The aggregate liability of the Administrator under this Agreement shall be limited to the amount of Administration Fees actually paid to the Administrator; provided that such limitation of liability shall not apply to any liability that is the result of gross negligence, fraud or willful misconduct of the Administrator or any action by Administrator that results in loss of QFCP-RC Tariff service.

Section 9.03 Supremacy. The provisions expressed in this Article IX shall prevail over any conflicting or inconsistent provisions contained elsewhere in this Agreement and shall survive termination of this Agreement.

Section 9.04 Insurance. At all times during the Term without cost to the Company or the Project Company, Administrator shall maintain in force the following insurance, which insurance shall not be subject to cancellation, termination or other material adverse changes unless the insurer delivers to the Company and the Project Company written notice of the cancellation, termination or change at least thirty (30) days in advance of the effective date of the cancellation, termination or material adverse change:

(a) Worker’s Compensation Insurance as required by the laws of the state where Administrator’s facilities are located;

(b) Employer’s liability insurance with limits not less than One Million Dollars ($1,000,000); and

(c) Commercial General Liability Insurance, including bodily injury and property damage liability including premises operations, contractual liability endorsements, products liability and completed operations with limits not less than Five Million Dollars ($5,000,000).

Administrator shall cause the Company and the Project Company (and such additional parties as the Company and the Project Company designate in writing) to be named additional insured(s), must be written as primary policy not contributing to or in excess of any policies carried by the Company or the Project Company, and each contain a waiver of subrogation endorsement, in form and substance reasonably satisfactory to the Company and the Project Company, in favor of the Company and the Project Company.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

Section 10.01 Representations and Warranties. Each party hereto represents and warrants, as of the date hereof, as follows:

(a) it is a limited liability company or a corporation, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b) it has taken all necessary action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c) this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and the enforcement of debtors’ obligations generally, and (ii) general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law;

(d) the execution, delivery and performance of this Agreement do not violate (i) its constituent documents, (ii) any contract to which it is a party or to which any of its properties are subject, or (iii) any law, rule, regulation, order, writ, judgment, injunction, decree or determination to which it is subject or by which its properties are bound;

(e) no consent, authorization, approval or other action by, and no notice to or filing with, any governmental authority or any other Person is required for the due execution, delivery or performance of, or its ability to perform its obligations under, this Agreement by such party; and

(f) there is no action, suit or proceeding at law or in equity or by or before any governmental authority, arbitral tribunal or other body now pending or threatened against or affecting it or its property, which would reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Assignment.

(a) The Administrator may not assign its rights and obligations under this Agreement to any third party unless the prior written consent of the Company and the Project Company has been obtained; provided that, notwithstanding the foregoing, the Administrator may assign its rights and obligations under this Agreement to an Affiliate of the Administrator under common control with the Administrator, but only if after such assignment, the assignee shall be deemed the Qualified Fuel Cell Provider and the Portfolio deemed a Qualified Fuel Cell Provider Project.

(b) Neither the Company nor the Project Company may assign its rights and obligations under this Agreement to any third party without the prior written consent of the Administrator.

Section 11.02 Authorization. Except as expressly authorized in writing by the Managing Member with respect to the Company, or the Sole Member of the Project Company with respect to the Project Company, or contemplated under the Services, the Administrator shall not have the right or the obligation to create any obligation or to make any representation on behalf of the Company or Project Company, as applicable.

Section 11.03 Governing Law, Jurisdiction, Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE

STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY, NEW YORK WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

Section 11.04 Independent Contractor. Nothing contained in this Agreement and no action taken by any party to this Agreement shall be (a) deemed to constitute any party or any of such party’s employees, agents or representatives to be an employee, agent or representative of the other parties hereto; (b) deemed to create any company, partnership, joint venture, association or syndicate among or between the parties; or (c) except as contemplated under the Services, deemed to confer on any party hereto any expressed or implied right, power or authority to enter into any agreement or commitment, express or implied, or to incur any obligation or liability on behalf of the other parties hereto, except as expressly authorized in writing.

Section 11.05 Notice. All notices, requests, consents, demands and other communications (collectively “notices”) required or permitted to be given under this Agreement shall be in writing signed by the party giving such notice and shall be given to each other party hereto at its address or fax number set forth in this Section 11.05 or at such other address or fax number as such party may hereafter specify by notice to the other parties hereto and shall be either delivered personally or sent by fax or registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier service. A notice shall be deemed to have been given (a) when successfully transmitted if given by fax or (b) when delivered, if given by any other means. Notices shall be sent to the following addresses:

To the Administrator:

Bloom Energy Corporation

1299 Orleans Drive

Sunnyvale, California 94089

Attn: [***]

Telephone: [***]

Fax: [***]

To the Company:

Diamond State Generation Holdings, LLC

c/o Bloom Energy Corporation

1299 Orleans Drive

Sunnyvale, California 94089

Attn: [***]

Telephone: [***]

Fax: [***]

[***] Confidential Treatment Requested

To the Project Company:

Diamond State Generation Partners, LLC

c/o Bloom Energy Corporation

1299 Orleans Drive

Sunnyvale, California 94089

Attn: [***]

Telephone: [***]

Fax: [***]

All of the Members, at their respective addresses as set forth in the Company LLC Agreement or the Project Company LLC Agreement.

Section 11.06 Usage. This Agreement shall be governed by the following rules of usage: (a) a reference in this Agreement to a Person includes, unless the context otherwise requires, such Person’s permitted assignees; (b) a reference in this Agreement to a law, license, or permit includes any amendment, modification or replacement to such law, license or permit; (c) accounting terms used in this Agreement shall have the meanings assigned to them by GAAP; (d) a reference in this Agreement to an article, section, exhibit, schedule or appendix is to an article, section, exhibit, schedule or appendix of this Agreement unless otherwise stated; (e) a reference in this Agreement to any document, instrument or agreement shall be deemed to include all appendices, exhibits, schedules and other attachments thereto and all documents, instruments or agreements issued or executed in substitution thereof, and shall mean such document, instrument or agreement, or replacement thereof, as amended, modified and supplemented from time to time in accordance with its terms and as the same is in effect at any given time; (f) unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words or similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and (g) the words “include” and “including” and words of similar import used in this Agreement are not limiting and shall be construed to be followed by the words “without limitation”, whether or not they are in fact followed by such words.

Section 11.07 Entire Agreement. This Agreement (including all appendices and exhibits thereto) constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings with respect to such subject matter.

Section 11.08 Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by a document in writing signed by all parties. To the extent that this Agreement must be modified in order to maintain service under the Tariffs, the Parties shall exercise their best efforts to amend the Agreement to continue such service.

Section 11.09 Confidential Information. Except as required by applicable law, no party hereto shall, without the prior written consent of the other parties hereto, disclose any confidential information obtained from the first party to any third parties, other than to

[***] Confidential Treatment Requested

consultants, attorneys, lenders, prospective lenders, investors, prospective investors or to employees who have agreed to keep such information confidential as contemplated by this Agreement and who are reasonably believed to need the information to assist such party with the exercise or performance of any rights and obligations provided to, or imposed upon, such party in such document.

Section 11.10 Third Party Beneficiaries. Except as otherwise expressly stated herein, this Agreement is intended to be solely for the benefit of the parties hereto and their permitted assignees and is not intended to and shall not confer any rights or benefits to the general public or any other third party not a signatory thereto; provided, however, that the Members of the Company are intended beneficiaries of this Agreement (subject to all the limitations hereof applicable to the Company, including Article III and Article IX hereof).

Section 11.11 Discharge of Obligations. With respect to any duties or obligations discharged hereunder by the Administrator, the Administrator may discharge such duties or obligations through the personnel of an Affiliate of the Administrator; provided that, notwithstanding the foregoing, the Administrator shall remain fully liable hereunder for such discharged duties and obligations.

Section 11.12 Severability. Any provision of this Agreement that shall be held to be invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall negotiate in good faith a replacement provision or provisions that are valid and enforceable and that as closely as possible correspond to the spirit and purpose of the invalid or unenforceable provisions and this Agreement as a whole.

Section 11.13 Binding Effect. The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their successors and permitted assigns.

Section 11.14 Right of Offset. The Company or the Project Company at its sole respective option is hereby authorized to setoff any amounts owed to the Project Company under the MESPA or the MOMA or owed to the Company or the Project Company under this Agreement, as applicable, against any amounts owed by the Project Company to Bloom Energy Corporation, Seller, Operator or Administrator under the MESPA, the MOMA or this Agreement. The rights provided by this paragraph are in addition to and not in limitation of any other right or remedy (including any right to set-off, counterclaim, or otherwise withhold payment) to which the Company or the Project Company may be entitled (whether by operation of law, contract or otherwise).

Section 11.15 No Liens. To the extent that Administrator has actual knowledge that any of its subcontractors has placed any Lien on a System or the Site for such System, then Administrator shall promptly cause such Liens to be removed or bonded over in a manner reasonably satisfactory to the Company or the Project Company.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Administrative Services Agreement on the date first set forth above.

BLOOM ENERGY CORPORATION,
a Delaware corporation

By:	/s/ Illegible

Name:
Title:

[Signature Page to the Administrative Services Agreement]

DIAMOND STATE GENERATION HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ William E Brockenborough

	Name:	William E Brockenborough
	Title:	Vice President

[Signature Page to the Administrative Services Agreement]

DIAMOND STATE GENERATION PARTNERS, LLC,
a Delaware limited liability company

By:	/s/ William E Brockenborough

	Name:	William E Brockenborough
	Title:	Vice President

[Signature Page to the Administrative Services Agreement]

EXHIBIT A

Insurance Requirements

1. For the Company

Schedule 8.4 to the Company LLC Agreement is incorporated hereto by reference.